EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in Post-Effective Amendment No. 2 to the Registration Statement (Form S-4 No. 333-265709) and related proxy statement/prospectus of Intercontinental Exchange, Inc. relating to the proposed transaction between Intercontinental Exchange, Inc. and Black Knight, Inc. and the incorporation by reference therein of our report dated March 24, 2023, with respect to the consolidated financial statements of Bakkt Holdings Inc. included in Intercontinental Exchange, Inc.’s Annual Report (Form 10-K/A) for the year ended December 31, 2022, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Atlanta, Georgia

March 30, 2023